February 24, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated July 25, 2024 on our review of interim statements of Vale S.A. (“Vale”), which appears in Vale’s Form 6-K/A (No. 001-15030) incorporated by reference in the Registration Statements on Form F-3 of Vale (No. 333-271248) and of Vale Overseas Limited (No. 333-271248-01).

Very truly yours,

/s/PricewaterhouseCoopers Auditores Independentes Ltda.